Exhibit 99.1

Ocean Power Technologies Announces Successful Completion of Its Lease Stage Gate Review and Significant Product Performance Validation Milestones

Pennington, NJ – October 4 2016 – Ocean Power Technologies, Inc. (NASDAQ: OPTT) (“OPT” or the “Company”) announced today the successful completion of the pre-requisite stage gate review with Mitsui Engineering and Shipbuilding (“MES”), which allows OPT to proceed with the PB3 shipment to Japan. OPT also announced its operational performance validation for two PB3 PowerBuoys® currently deployed off the New Jersey coast, and achieving a significant milestone in the power take-off (“PTO”) accelerated life testing of over 48 million cumulative strokes. The two deployed PowerBuoys will undergo their planned recoveries in the coming months, weather permitting, after which they will be inspected and prepared for future deployments, including the lease for MES.

George H. Kirby, President and Chief Executive Officer of OPT, stated “We’re delighted to announce the successful completion of the pre-requisite stage gate review with MES. This key milestone sets the stage for OPT to ship the first commercial PB3 PowerBuoy to Japan to begin the MES lease. Additionally, we’re happy to report the successful ocean validation of both PowerBuoys as a significant accomplishment in our commercialization strategy. Completion of this critical step enables us to advance our commercialization efforts to future phases and to address applications in our target markets such as oil and gas, ocean observing, security and defense, and communications. "

Dr. Mike M. Mekhiche, OPT's Executive Vice President of Engineering and Operations, stated, "Our first commercial PB3 has been ocean tested since July 2016, and is planned to ship in 2017 for a six-month deployment off Kozu-island, Japan. Since July, this PB3 PowerBuoy has generated over 600 kWh of electric power. It has achieved a single day peak production of 28 kWh during its 76-day deployment, which is an equivalent hourly average for that day, of over 1.1 kW. The second PB3 PowerBuoy which is a pre-commercial design, has an integrated Self-Contained Ocean Observing Payload (“SCOOP”) from the National Data Buoy Center, and also includes a marine mammal detection sensor from the Wildlife Conservation Society. This PowerBuoy is meeting or exceeding all of its operational power generation performance requirements and will be recovered in the coming months, weather permitting. During its deployment since June, this second PowerBuoy has been operating continuously, generating a total of over 600 kWh of electric power. It has achieved a single day peak production of 25 kWh during its 97-day deployment, which is an equivalent hourly average for that day of over 1 kW. Upon retrieval, this second PB3 will be retrofitted with the final PTO commercial design, identical to the PTO tested in the first commercial PB3 PowerBuoy. This retrofit will then bring the unit up to full commercial status, and it will then be ready for future deployments in support of potential customer opportunities as OPT’s second commercial unit. We’re exceptionally pleased that both PowerBuoys have performed so well throughout the entire deployment period.”

Dr. Mekhiche further stated, “Additionally, our PTO accelerated life testing has continued with no mission critical failures. The cumulative number of strokes over a fleet of eight PTOs, comprised of both ocean deployments and accelerated life testing, has reached 48 million strokes. This simulates a cumulative PTO fleet ocean-operation duration of approximately 3.5 years. We believe that this milestone is testimony to the reliability and survivability of our commercial-ready PTO design and provides significant credibility to the value proposition for our target markets."

Example of the PB3 PowerBuoy daily power generation, as measured by its internal instrumentation over a 24-hour period in high sea-states (September 29th 2016). This, and other data is live-streamed to OPT headquarters in Pennington, NJ

Deployed PB3 PowerBuoy off the coast of New Jersey

Pictures captured using OPT PB3 PowerBuoy on-board camera: Stormy day (top picture) and sunset off the coast of New Jersey.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ:OPTT) is a leader in ocean wave energy conversion. OPT’s proprietary PowerBuoy® technology is based on a scalable and modular design. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:
Matthew T. Shafer, Chief Financial Officer of OPT	Phone: 609-730-0400

Investor Relations Contact:
Andrew Barwicki Barwicki Investor Relations Inc.	Phone: 516-662-9461